Exhibit 32

CERTIFICATIONS UNDER SECTION 906

Pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code), each of the undersigned officers of BG Medicine, Inc., a Delaware corporation (the “Company”), does hereby certify, to such officer’s knowledge, that:

The Quarterly Report for the quarter ended September 30, 2013 (the “Form 10-Q”) of the Company fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 6, 2013	/s/ Paul R. Sohmer
Paul R. Sohmer, M.D.
President and Chief Executive Officer
(principal executive officer)

Dated: November 6, 2013	/s/ Charles H. Abdalian, Jr.
Charles H. Abdalian, Jr.
Executive Vice President, Chief Financial Officer and
Treasurer (principal financial officer)